Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 22, 2018, relating to the consolidated financial statements of Fiserv, Inc. and subsidiaries and the effectiveness of Fiserv, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fiserv, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Joint Proxy and Consent Solicitation Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 14, 2019